Exhibit 99.1

        ZymoGenetics Reports Fourth Quarter and Year End 2003
                          Financial Results;
         Three Proteins Advanced to Clinical Testing in 2003


    SEATTLE--(BUSINESS WIRE)--Feb. 12, 2004--ZymoGenetics, Inc. (Nasdaq:ZGEN) today reported its financial results for the fourth quarter and year ended December 31, 2003, which were consistent with expectations. For the fourth quarter of 2003, the company reported a net loss of $17.0 million and $0.33 loss per share, compared to net income of $11.0 million and earnings per share of $0.23 in the prior year period. The company's profitable 2002 fourth quarter was driven by a one-time lump sum license fee earned in the settlement of a patent infringement lawsuit. For the year 2003, the company reported a net loss of $58.2 million and $1.23 loss per share, compared to a net loss of $30.4 million and $0.75 loss per share for the prior year.
    ZymoGenetics ended the year 2003 in a strong financial position, with approximately $300 million of cash, cash equivalents and short-term investments. This amount includes approximately $71 million of net proceeds raised in a follow-on offering of common stock, which was completed in October.
    "The year 2003 was one of significant progress for ZymoGenetics, with the initiation of clinical trials for three of our product candidates," stated Bruce L.A. Carter, Ph.D., President and Chief Executive Officer of ZymoGenetics. "With the anticipated start of IL-21 clinical trials in the first half of 2004, we will have moved four proteins into clinical development in less than 18 months, an impressive accomplishment for a company our size. With the money raised in the October stock offering, we have the financial strength required to move these product candidates forward aggressively over the next several years and exploit their full potential."
    ZymoGenetics reported 2003 revenues of $26.0 million for the full year and $5.8 million for the fourth quarter, compared to $52.8 million and $34.1 million for the prior year and quarter, respectively. The revenue decreases resulted from a one-time lump sum payment earned in the fourth quarter of 2002 for a license granted in connection with the settlement of a patent infringement lawsuit.
    Operating expenses in 2003 totaled $91.6 million for the full year and $24.3 million for the quarter, both of which were relatively constant compared to the $90.6 million and $25.2 million reported for the prior year and fourth quarter, respectively. Although the company's product development and occupancy costs were higher in 2003, the increases were largely offset by cost reimbursements earned from Novo Nordisk related to the preclinical development of Interleukin-21 and by lower legal and consulting expenses and general cost reduction initiatives undertaken by the company.

    Product Development Highlights

    During 2003, there were significant advancements within ZymoGenetics' four designated product development programs:

    rFactor XIII

    -- Initiated and completed single and multi-dose Phase 1 clinical trials in healthy volunteers. These studies evaluated the safety and tolerability of rFactor XIII at doses producing circulating Factor XIII levels up to nearly 300% of normal. There were no serious adverse events and no evidence of antibody formation against rFactor XIII.

    -- Initiated and completed a single-dose Phase 1 clinical trial in patients congenitally deficient for Factor XIII. There were no serious adverse events and all subjects treated at therapeutic doses showed normalized blood clot strength and stability as measured in vitro for at least one month following administration of rFXIII, which is consistent with the established role of Factor XIII in hemostasis.

    rhThrombin

    -- Initiated and completed manufacture of rhThrombin product for use in Phase 1 and Phase 2 clinical trials

    -- Initiated and completed toxicology studies required for initiation of clinical trials

    -- Filed an IND application, gained FDA clearance and began treatment in the dose escalation part of a Phase 1/2 clinical trial in spinal surgery patients

    -- Entered into a long-term manufacturing agreement for the production of rhThrombin to be used in Phase 3 clinical trials and for commercial sale

    TACI-Ig

    -- Completed manufacture of TACI-Ig product for use in Phase 1 clinical trials

    -- Completed toxicology studies required for initiation of clinical trials

    -- Began a Phase 1 single-dose clinical trial in healthy volunteers to evaluate safety, pharmacokinetics and markers of B cell function

    Interleukin-21

    -- Initiated and completed manufacture of IL-21 product for use in Phase 1 clinical trials

    -- Completed toxicology studies required for initiation of clinical studies showing that IL-21 is well tolerated in animal models and that support moving forward into clinical testing

    -- Completed other activities necessary to support IND filing and start of clinical testing in the first half of 2004

    In addition, the Company strengthened its pipeline of pre-development candidates; continued to build-up its internal development capabilities with the hiring of a number of experienced personnel; and initiated a building expansion project that will include a pilot-scale protein manufacturing facility to support clinical development of future product candidates.

    Outlook for 2004

    The Company has established a series of milestones for 2004, including the following:

    -- Initiate Phase 1 clinical trials of TACI-Ig in systemic lupus erythematosus (SLE) and rheumatoid arthritis patients

    -- Initiate Phase 1 clinical trial of Interleukin-21 in metastatic melanoma and renal cell carcinoma patients

    -- Initiate Phase 1 clinical trial of rFactor XIII in patients undergoing cardiopulmonary bypass procedures

    -- Initiate pivotal study of rFactor XIII in patients with congenital Factor XIII deficiency

    -- Complete Phase 2 clinical trials of rhThrombin as a topical hemostat in four different surgical settings

    -- Designate a fifth clinical development candidate from the company's portfolio of pre-development stage proteins

    -- Complete construction of a pilot-scale protein manufacturing facility to be used to produce future clinical supplies

    "By the end of 2004, we expect to be well on our way toward the commercialization of rhThrombin and rFactor XIII, our two recombinant blood clotting proteins," commented Dr. Carter. "We also believe we will be on the verge of demonstrating the exciting medical promise of TACI-Ig and IL-21, the first two novel, proprietary proteins to emerge from our genomics-based discovery engine."

    2004 Financial Expectations

    The company expects that a number of factors will contribute to a significant increase in research and development expenses in 2004. These factors include:

    -- costs for scale-up and production of pivotal and commercial product for the rhThrombin and rFactor XIII programs;

    -- costs of significantly expanded clinical trial activity, particularly with respect to rhThrombin and TACI-Ig;

    -- increased staffing to support expanded product development efforts, particularly in the clinical, medical, regulatory and quality areas; and

    -- reduced cost reimbursements from Novo Nordisk with respect to development of IL-21.

    Based on these factors, the company believes that its total research and development expenses in 2004 will fall within the range of $100 million to $110 million, depending on the actual timing of these factors. Revenues and general and administrative expenses are both expected to increase modestly in 2004. The company estimates that its 2004 net loss will fall within the range of $85 million to $95 million, or $1.60 to $1.80 per share.
    Besides funding its net operating loss in 2004, the company expects to incur net capital expenditures of approximately $6 million to $8 million, which includes the company's share of costs for ongoing facility expansion. Overall, taking into account the effect of non-cash expenses and capital expenditures, the company expects its use of cash in 2004 to approximate its net loss. If the company enters into any major new licensing or collaborative transactions, its use of cash could be lower.

    About ZymoGenetics

    ZymoGenetics is a biopharmaceutical company focused on the discovery, development and commercialization of therapeutic proteins for the prevention or treatment of human diseases. Using a product discovery engine that combines ZymoGenetics' strengths in biology, protein chemistry, molecular and cellular biology and bioinformatics, ZymoGenetics is developing a pipeline of potential proprietary product candidates. These span a wide array of clinical opportunities, including bleeding, autoimmune diseases, cancer and cardiovascular disease. ZymoGenetics intends to commercialize these product candidates through internal development, collaborations with partners, and out-licensing of patents from its extensive patent portfolio. For further information, visit www.zymogenetics.com.
    This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. This Act provides a "safe harbor" for forward-looking statements to encourage companies to provide prospective information about themselves so long as they identify these statements as forward-looking and provide meaningful cautionary statements identifying important factors that could cause actual results to differ from the projected results. In some cases, you can identify forward-looking statements by terminology such as "anticipate," "believe," "continue," "could," "estimate," "expect," "intend," "may," "might," "plan," "potential," "predict," "should" or "will" or the negative of those terms or comparable terminology. The forward-looking statements in this press release are based on the current intent and expectations of the management of ZymoGenetics. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. ZymoGenetics' actual results and the timing and outcome of events may differ materially from those expressed in or implied by the forward-looking statements because of risks associated with our unproven discovery strategy, preclinical and clinical development, regulatory oversight, intellectual property claims and litigation and other risks detailed in the company's public filings with the Securities and Exchange Commission, including the company's Annual Report on Form 10-K for the year ended December 31, 2002 and its prospectus supplement filed with the Commission on October 16, 2003. Except as required by law, ZymoGenetics undertakes no obligation to update any forward-looking or other statements in this press release, whether as a result of new information, future events or otherwise.


                          ZYMOGENETICS, INC.
                       STATEMENTS OF OPERATIONS
               (in thousands, except per share amounts)

                               Three Months Ended     Year Ended
                                   December 31,       December 31,
                                ------------------ -------------------
                                   2003     2002      2003      2002
                                 --------  -------  --------  --------
                                    (unaudited)
Revenues:
 Royalties                      $  2,311  $ 1,613  $  9,397  $  7,995
 Option fee                        1,875    1,875     7,500     7,500
 License fees, milestones and
  other                            1,604   30,604     9,060    37,280
                                 --------  -------  --------  --------
      Total revenues               5,790   34,092    25,957    52,775
Operating expenses:
 Research and development,
  excluding noncash
  stock-based compensation        19,684   19,342    72,020    66,469
 General and administrative,
  excluding noncash
  stock-based compensation         2,926    4,152    12,488    16,925
 Noncash stock-based
  compensation expense             1,683    1,746     7,054     7,188
                                 --------  -------  --------  --------
      Total operating expenses    24,293   25,240    91,562    90,582
                                 --------  -------  --------  --------
Income (loss) from operations    (18,503)   8,852   (65,605)  (37,807)
Interest and other income          1,515    2,133     7,381     7,391
                                 --------  -------  --------  --------
Net income (loss)                (16,988)  10,985   (58,224)  (30,416)
Preferred stock dividend and
 accretion                            --       --        --    (1,718)
                                 --------  -------  --------  --------
Net income (loss) attributable
 to common shareholders         $(16,988) $10,985  $(58,224) $(32,134)
                                 ========  =======  ========  ========
Basic net income (loss) per
 share                          $  (0.33) $  0.24  $  (1.23) $  (0.75)
                                 ========  =======  ========  ========
Weighted-average number of
 shares used in computing
 basic net income (loss) per
 share                            51,113   45,797    47,317    42,578
                                 ========  =======  ========  ========
Diluted net income (loss) per
 share                          $  (0.33) $  0.23  $  (1.23) $  (0.75)
                                 ========  =======  ========  ========
Weighted-average number of
 shares used in computing
 diluted net income (loss) per
 share                            51,113   47,641    47,317    42,578
                                 ========  =======  ========  ========


                            BALANCE SHEETS
                            (in thousands)
                                                      December 31,
                                                   -------------------
                                                       2003      2002
                                                    --------  --------
Cash, cash equivalents and short-term investments  $299,892  $285,438
Other current assets                                  8,652     5,970
Property and equipment, net                          28,018    17,253
Other assets                                          5,024     3,572
                                                    --------  --------
Total assets                                       $341,586  $312,233
                                                    ========  ========

Current liabilities                                $ 30,009  $ 20,131
Non-current deferred revenue and gain                17,203    19,730
Other non-current liabilities                         5,185     3,104
Shareholders' equity                                289,189   269,268
                                                    --------  --------
Total liabilities and shareholders' equity         $341,586  $312,233
                                                    ========  ========

    CONTACT: ZymoGenetics, Inc.
             Susan W. Specht, 206-442-6592